UNITED STATES
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SCHEDULE 14A
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This filing consists of Frequently Asked Questions related to JDA Software Group, Inc.’s Pending Acquisition of i2 Technologies, Inc. as revised through September 9, 2008.

FAQs: JDA’s Pending Acquisition of i2
Frequently Asked Questions
Related to JDA Software Group, Inc.’s Pending Acquisition of
i2 Technologies, Inc.
On August 11, 2008, JDA® Software Group Inc. (NASDAQ: JDAS) and i2 Technologies Inc. (NASDAQ: ITWO) announced the signing of a definitive merger agreement for JDA to acquire i2, a leading global provider of supply chain software and solutions for an enterprise value of approximately $346 million in cash. The combined company creates one of the world’s strongest best-of-breed software solutions provider focused on the global supply chain for the manufacturing, wholesale distribution, retail and service industries.
The purpose of this document is to provide consistent, factual answers to Frequently Asked Questions related to the pending acquisition. JDA and i2 senior management have verified the information contained within this document.
After you have read this FAQ, please note the additional language that at the end of the document regarding forward-looking statements and additional information that will be available in the future regarding the pending acquisition.

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FAQs: JDA’s Pending Acquisition of i2
Section 1: Vision for Acquisition and Expected Benefits
1.	Why is JDA acquiring i2?

JDA believes that the pending acquisition of i2 solidifies its leadership position as one of the leading focused supply chain companies. This near-perfect match lines up with JDA Software’s strategic objectives to gain additional scale, expand the company’s strong leadership in supply chain solutions and extend its advanced optimization expertise across the global supply chain.

Subsequent to JDA’s previous acquisition of Manugistics in July 2006, JDA established its role as a market leader in the process manufacturing and transportation markets, adding to JDA’s position as a leading provider to the retail market. i2 has long been a leading provider of advanced planning and optimization solutions to the discrete manufacturing (electronics, high-tech, automotive, etc.) market as well as the transportation industry. Upon closing the deal, we believe no other supply chain solutions provider will be able to deliver a more comprehensive, end-to-end suite of solutions with as much expertise and innovation in the supply chain market.

In addition, i2’s transportation solutions will enhance JDA’s existing solutions by providing a SaaS offering for shippers and solutions that support 3PLs, carriers and transportation procurement — areas that JDA does not support today.

i2 has predominantly been successful selling into the Tier 1 market. JDA has established a long and successful tradition of selling into both Tier 1 and Tier 2 markets. JDA expects to expand the sales of i2 products through the following:
•	Increased expertise selling in Tier 2

•	Increased market reach through a new, larger combined sales and marketing organization
This alignment translates into substantial synergies that will transform JDA’s earnings power over time and accelerate solution innovation in order for both companies’ more than 6,000 combined customers to increase the value of their software investments.

Today, over 130 customers worldwide have purchased both JDA and i2 solutions - approximately 40 in retail, over 90 in manufacturing and several in the services industries. The fact that these customers have already seen the value of each company’s respective solutions is clear proof that we are simply bringing together what the market needs.

2.	How will JDA improve its competitive position by acquiring i2?

JDA will further extend its competitive position by creating a clearly differentiated company and vertically focused offering that we believe no other vendor can rival. The combined company will be able to:
•	Strengthen Market Position and Create New Value for its Customers. By further solidifying and expanding its leadership in the supply chain technology market, as well as growing its international presence, JDA will be a stronger, more competitive company. Going forward, JDA will establish a unique position as one of the market-leading, vertically-focused supply chain solutions providers. JDA and i2 already have over 130 common customers who have seen significant value through the use of their respective

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FAQs: JDA’s Pending Acquisition of i2
solutions. Now JDA can take this same value proposition to the balance of the combined 6,000-strong customer base as well as the broader market.
•	Accelerate Solution Innovation. JDA and i2 have each created a reputation for innovation and thought leadership for manufacturers, wholesaler-distributors, transportation providers and retailers worldwide. By combining the resources and talents of the two companies, JDA expects to be able to accelerate this core competence to rapidly create new and better solutions for all customers. JDA’s historic leadership and solution success in the retail industries has expanded through successful acquisitions to also include wholesale distribution, process and consumer goods manufacturing, and services industries. i2 brings additional expertise in certain areas, including supplier relationship management, discrete manufacturing, transportation procurement, transportation modeling and customer order management, as well as its agile business process platform and technical synergies.

•	Expand Its Expertise. By combining i2’s leadership in discrete manufacturing (electronics, high-tech, automotive, etc.) and transportation with JDA’s leadership in process manufacturing, wholesale distribution, retail and services industries, JDA expects to create the world’s first offering for solutions and expertise that link the extended enterprise. By more than doubling its implementation skill set, JDA will be able to better serve all customers, continuing to focus on innovation and supply chain optimization, and expanding its business process service consulting capabilities and managed services.

•	Provide Financial Leverage for Additional Economies of Scale. We believe the new combined company can achieve superior financial results through synergies and economies of scale with more market relevance and by becoming a more formidable Tier 1/Tier 2 solutions provider.
3.	How will JDA expand its product suite with the addition of i2 products?

JDA will offer a more comprehensive, end-to-end solution suite, that we believe is unmatched in the industry, that connects optimized, high-level strategy with efficient daily execution in real-time.

Retail: JDA’s strength in the fashion, specialty, general and mass merchandise and grocery markets will be complemented and enhanced by i2’s strong market presence in Customer Order Management and its innovative approach to retail solutions.

Transportation: JDA’s Transportation Management solutions will further leverage leading i2 solutions to focus on Shippers, 3PL and Carriers markets and leverage additional Transportation Modeling and Transportation Procurement capabilities. Additionally, i2’s SaaS-based Transportation Management and managed-service offerings provide additional go-to-market delivery models that expand JDA’s options to better serve the market.

Manufacturing: JDA’s manufacturing strength, in a large part a result of its successful acquisition of Manugistics, lies in consumer goods and process manufacturing, while i2 has an extensive reach into the discrete manufacturing markets including electronics, high-tech, automotive and industrial.

Cross-Industry: Through its Collaboration solutions JDA will increase its cross-industry market presence by leveraging i2’s Supplier Relationship Management solutions. JDA and i2

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FAQs: JDA’s Pending Acquisition of i2
offer compatible and complementary technology for business problem solving — JDA’s focus has been more on scalability where as i2’s focus has been on business process configurability.

4.	How will this pending acquisition improve JDA’s revenue/growth potential?

i2’s more than 400 customers, 130 of which have both i2 and JDA solutions, join JDA’s pre-acquisition customer base of more than 5,700 manufacturers, wholesaler-distributors, retailers and service companies.

JDA expects to boost revenues in these areas by:
•	Winning more deals by offering a more complete and compelling product suite throughout the supply chain

•	Increasing sales of i2 products by eliminating concerns about i2’s corporate strategic direction

•	Benefiting from significant recurring revenues with nearly $300 million of recurring subscription fees and annual maintenance revenue (based on each company’s latest fiscal year results)

•	Benefiting from consolidated administration functions
5.	Why did the i2 Board of Directors decide to sell the company?

In November 2007 the i2 Board of Directors announced the formation of a Strategic Review Committee to consider and evaluate various strategic options to enhance i2 stockholder value. In May 2008, the Strategic Review Committee publicly outlined three recommendations: the outright sale of i2, growth through a merger or other transaction, or operating in a standalone scenario. After discussions with many potential participants, the Board of Directors determined that a definitive merger with JDA would deliver the greatest value to i2 stakeholders.

In an industry that continues to consolidate, scale and financial strength matter. The acquisition of i2 by JDA offers i2 customers additional products and services, an opportunity to accelerate the expansion of i2’s managed service business, geographic expansion in regions of the world where i2 has less presence and the ability to gain efficiencies through the consolidation of administrative functions, utilization of existing deferred tax assets and the ability to add experienced sales, service and product talent.

6.	How will customers benefit from the combined company?

Upon the close of the deal, this acquisition further strengthens both companies’ ability to deliver proven results, enhanced collaboration and speed to value to JDA and i2’s combined customer base of manufacturers, wholesaler-distributors, transportation providers, retailers and service companies. It also allows JDA to offer a more comprehensive supply chain planning and execution product suite — which includes industry best practices — that will continually meet our customers’ current and future business requirements.

JDA plans to build on both companies’ track record of delivering proven results and speed to value as it serves the companies’ combined base of more than 6,000 manufacturers, wholesaler-distributors, transportation providers, retailers and service companies. We believe

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FAQs: JDA’s Pending Acquisition of i2
the combined solution suite will deliver excellence in supply chain planning and execution, and continuous optimization. Here’s a preview:
•	JDA’s investment in product development will be enhanced with a continued focus on the significant profit drivers for consumer-driven companies: inventory, pricing, labor and transportation. With this increased focus and investment, JDA can better position users to more efficiently and intelligently meet and anticipate the dynamic and demand-driven requirements of their customers to fully realize revenue and profit goals.

•	JDA’s next-generation Demand Management solution will combine advanced optimization, leading technologies and proven capabilities from both the JDA and i2 solution suites to enable these outcomes:
o	Better demand intelligence
-	Visibility and insight, predictability, responsiveness, better decision making
o	Better customer service
-	Right product, right place, right price, right time
o	Better profitability
–	Decreased transportation costs

–	Decreased investment in inventory

–	Increased production efficiency
o	Better margins
–	Price optimization

–	Promotion optimization
o	Better demand chain collaboration
–	Synchronized and aligned decision making
7.	Why does the best-of-breed software company still matter to the IT buying community?

The combined JDA and i2 best-of-breed solutions will offer the vertically focused functionality and processes built by industry leaders that many single-point solutions cannot. Additionally, these best-of-breed solutions offer companies the ability to further optimize, integrate, and implement faster. Many customers have chosen to use a single-point Enterprise Resource Planning (ERP: The planning of how business resources are acquired and moved from one state to another) system and add high-functionality best-of-breed solutions from JDA and/or i2, giving them the potential for a better total cost of ownership from their ERP investments and additional supply chain applications. From a cost perspective, modular, integrated best-of-breed solutions offer the flexibility to implement at a pace that is right for the customer, not the vendor, are better and more cost-effective solutions over holistic ERP alternatives. The scalability and flexibility that will be provided by JDA and i2’s best-of-breed solutions are essential as one size does not fit all when it comes to organizational and supply chain planning.

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FAQs: JDA’s Pending Acquisition of i2
8.	What are JDA’s plans to remain competitive with Oracle and SAP?

JDA and i2 have a proven track record of successfully competing against and providing complementary solutions to the Tier 1 ERP vendors. JDA and i2’s customers have recognized the superior capabilities and the proven ability of their respective solutions to actually enhance ERP systems. JDA will continue to innovate to ensure its products have the superior capabilities and the breadth and depth required to handle complex supply chains that ERP systems typically do not focus on. Essentially, JDA and i2 solutions fill the gaps often created by ERP systems in meeting consumer-centric and complex optimized supply chain needs.

9.	Given the current difficult economic climate both in the U.S. and abroad does the timing of this transaction make sense?

This deal makes sense for JDA today. JDA has essentially paid off its last strategic acquisition, that of Manugistics (2006), and is generating significant cash flow from operations. Financially JDA believes the acquisition has the opportunity to work extremely well and positions the combined company with significant recurring revenue, provides the market with a broad and deep supply chain suite of planning and execution optimization, and end-to-end marketability for manufacturing, distribution, retail and targeted services industries for both Tier 1 and Tier 2 companies. The combined company will have significantly enhanced size and scale, and will be able to leverage synergies to reduce overhead through combined operations.

10.	JDA has a history of growth through acquisitions. How does the company define success throughout this process?

JDA believes there are three basic measures when it comes to the success of an acquisition. First, and most importantly, is how customers respond. If customers and those in the marketplace buy the solutions that are being developed, buy the integration of the solutions, and buy the combinations that are being created, then that is a strong indicator of success. Second is to look at how associates in the combined company are adapting. How are the teams working together? Is the company creating new innovations, creating new ideas, building new processes and making a better company together and are we retaining and continuing to attract top talent? If that is happening, it is another measure of success. Third are the financial results. There are of course other metrics and measures, but JDA feels these are the most important.

Successful software acquisitions are relatively rare and hard to find. However, all of JDA’s strategic acquisitions, including Manugistics, E3, Arthur and Intactix, have been a success based on the three measures referenced above.

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FAQs: JDA’s Pending Acquisition of i2
SECTION 2: Transaction Terms
1.	What are the terms of the transaction?

JDA will acquire i2 for an enterprise value of approximately $346 million in cash. In addition to both companies’ existing cash at closing, JDA has received a commitment from Credit Suisse and Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC (“Wachovia”) to provide up to $450 million of debt financing to complete the i2 acquisition, including $425 million in term loans and a $25 million revolving credit facility on customary terms and conditions. JDA will use the debt financing, net of issuance costs, together with the companies’ combined cash balances at closing, to fund the cash obligations under the merger agreement and related transaction expenses, to repay i2’s convertible debt, to refinance JDA’s existing debt and revolving credit facilities and to provide cash for the combined companies’ ongoing working capital and general corporate needs.

The following table summarizes the estimated cash to be expended to acquire i2 excluding direct costs of the acquisition:

In millions
Cash paid to common equity holders ($14.86/share)	$343
Cash paid to convertible preferred holders	118

Total equity payments	461
Cash paid to retire convertible debt	107

Total cash to equity holders and to retire debt	568
Less estimated assumed cash balances	(222)

Enterprise value	$346

Direct costs of the acquisition are currently estimated to be $45 million and include OID and debt issuance costs, investment banker fees, legal costs and change-in-control payments.

Consistent with JDA’s strategy following the Manugistics acquisition in 2006, JDA will use its substantially expanded cash flow from operations to reduce this debt as quickly as possible.

Consummation of the merger, which is expected to close in the fourth quarter 2008, is subject to several closing conditions, including the approval and adoption of the merger agreement by i2’s stockholders, the amendment of i2’s convertible note indenture, expiration or termination of the applicable Hart-Scott-Rodino waiting periods, and other regulatory and customary conditions.

Citi acted as exclusive financial advisor to JDA and DLA Piper acted as JDA’s legal counsel. J.P. Morgan Securities Inc. acted as exclusive financial advisor to i2 and Munsch Hardt Kopf & Harr, P.C. acted as i2’s legal counsel.

(Note: The Hart-Scott-Rodino Antitrust Improvements Act of 1976 states that before certain mergers, tender offers or other acquisition transactions close, certain companies must file

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FAQs: JDA’s Pending Acquisition of i2
specific paperwork that will allow regulatory agencies to assess whether a proposed transaction violates the antitrust laws of the U.S.)

2.	What valuation methodology was utilized to arrive at the offer purchase price?

JDA considered the overall accretion to shareholders and whether or not the transaction would build incremental shareholder value — which is a function of the combined EBITDA and earnings power the company will have going forward.

3.	Why did JDA take on debt to acquire i2?

JDA will finance this transformative transaction by incurring a moderate amount of debt. Under the circumstances, JDA believes this is the best approach, minimizing equity dilution and maximizing shareholder value. After significant due diligence, Credit Suisse and Wachovia have committed to finance this transaction. JDA has earned their confidence based upon fundamentals of the combined company and its proven ability to generate cash from operations.

4.	What are the EBIDTA requirements for the debt financing the deal?

The EBITDA requirements will be set forth in the credit agreement once it is finalized and are based on “customary” requirements. The commitment letter provided a condition to the financing that JDA’s consolidated pro forma EBITDA for the four-fiscal quarter periods most recently ended (with such adjustments in form and substance satisfactory to Credit Suisse, in each case, to give pro forma effect to the transactions as if they had occurred at the beginning of such four-fiscal quarter periods) shall (a) not be less than $136,300,000 and (b) JDA’s ratio of total debt on the closing date shall be no more than 3.25 to 1.
SECTION 3: Initial Plans for the Combined Product Offering
1.	How will the product direction be determined under the combined company?

Organizational details will be announced after the completion of further due diligence, analysis and the closing of the acquisition. The two companies share a long history of actively addressing real-world customer requirements. Both JDA and i2 formally call upon Advisory Boards, Users Groups and Special Interest Groups, and key customer input through a formal Product Management requirements process to gain relevant insight regarding how to better innovate, serve and support their customers and the market. Both companies share a commitment to continually delivering added value to customers through product enhancements and new innovative solutions.

2.	What hardware platforms and software technologies are utilized by i2?

i2 is primarily a J2EE shop just like the current JDA architecture for a good portion of its offerings. i2 has placed considerable effort on functions, features and capabilities that will

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FAQs: JDA’s Pending Acquisition of i2
enhance JDA’s platform and solutions, especially around workflow processing. JDA intends to integrate the two architectures going forward.

3.	How will JDA bring together products developed on different platforms?

Details will be provided after the completion of due diligence, analysis from both teams and the closing of the acquisition, but the respective companies’ technology and strategies are very compatible. The technical synergy is anticipated to be more easily leveraged over previous acquisitions.

4.	How will i2 products align within the JDA suite of solutions?

JDA plans to continue to deliver market-leading innovation in supply chain planning and execution optimization solutions for manufacturers, wholesaler-distributors, transportation providers, retailers and targeted services industries by adding strategic new applications and strengthening existing ones with i2’s products and technology and those offered by JDA. JDA has been focused on retail, consumer goods and process manufacturing as well as specific services industries while i2 has been traditionally focused on servicing discrete manufacturing (electronics, high-tech, automotive, industrial, etc.) and transportation providers, and more recently has gained momentum in the retail market.

5.	Will JDA retain the i2 product brand?

Yes. JDA recognizes that the i2 brand is highly recognized and valued in the market. JDA plans to appropriately maintain the brand and leverage its strength with customers throughout the supply chain and in particular with discrete manufacturers, including electronics, high-tech, automotive, industrial and transportation providers.

Retaining the i2 brand is consistent with JDA’s past practice that has proven successful with other acquisitions, including Manugistics, E3, Intactix and Arthur.

6.	I’m an i2 customer. Will JDA still support the i2 products I use after the acquisition closes?

JDA’s long-standing tradition is growth through acquisitions. With these acquisitions (10 in the past 10 years), JDA has gained the knowledge and reputation within the industry of not only supporting the solutions it acquires but enhancing those solutions to create more value for its customers.
•	JDA’s plan, strategy and track record is that it will develop a go-forward roadmap and path for both the JDA and i2 solutions that best serves its customers.

•	The JDA and i2 platforms have common technical foundations and complementary capabilities. Where JDA’s focus has been scalability, i2 has focused on application and integration services on the i2 Agile Business Process Platform (ABPP) and core data.

•	Aligning these synergies will enable JDA to innovate faster, be even more flexible and focus on the solutions that will allow customers to further leverage their software investments.

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FAQs: JDA’s Pending Acquisition of i2
7.	Does JDA plan to keep innovating/enhancing i2’s solutions? (per one analyst source, JDA hasn’t done much to update Manugistics)?

We do not believe the analyst opinion is accurate, and it is not consistent with JDA’s past performance or customer commitment. With every merger/acquisition, one of the critical areas of focus is the rationalization and documentation of the short term and longer term product roadmaps and integration plans. Consistent with JDA’s past 10 acquisitions and business model, JDA intends to take a prudent and thoughtful approach to the development of the combined go-forward product roadmaps. As part of a customer-centric approach, JDA intends to involve customers as product roadmaps are developed to fit their needs today and into the future. To that end, the JDA and i2 User Groups, along with a combined customer base, will be involved and leveraged as teams move through the roadmap process.

Additional proof points:
•	Since the closing of the Manugistics acquisition, JDA has invested more than $110 million dollars in research and development to further enhance and innovate its solutions.

•	JDA adopted the Manugistics J2EE-based platform as the standard go-forward JDA Enterprise Architecture.

•	JDA leveraged many of Manugistics’ leading solutions in the areas of Demand Management and Forecasting to provide the combined customer base with the best of each company’s technology.

•	JDA continued its enhancement and innovation in the overlapping E3 demand/fulfillment solutions following the acquisition of Manugistics as well, evidenced by the over 100 new contracts for the E3 products.
8.	What are JDA’s plans for its retail customers and it’s commitment to the retail industry?

JDA invests heavily across all targeted industries, including retail. In fact, the majority of the revenues that we currently generate are from solutions specifically geared towards retail. i2 also offers retail solutions and has some of the world’s top retailers as its customers, so the combination of the two companies’ efforts in that sector should only strengthen the focus and innovation JDA has traditionally had in retail. With the acquisition of i2, JDA will continue its commitment to providing leading-edge solutions to the retail industry.

9.	There are some other vendors in the marketplace offering ‘Safe Harbor Programs’ for i2 customers. What does this mean for my company and will it help me?

Competitors’ Safe Harbor programs are designed by other vendors as a marketing tactic in order to create fear, uncertainty and doubt among another company’s customer base. These programs do not offer a strategic plan for i2 customers but are an attempt by a competitor to open a door for a vendor in an effort to engage in a dialogue. These programs are not recommended as the company(s) offerings do not have the functionality, scale, support, infrastructure or expertise that either the i2 or JDA solutions offer — nor can their ‘equivalent’ supply chain solutions compare to the technology innovation and financial viability provided by the combination of JDA and i2.

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FAQs: JDA’s Pending Acquisition of i2
10.	I am a member of the i2 User Group. Will there still be a Directions 2008 User Conference? And in the future will JDA allow me to have active participation in its user group?

After thoughtful consideration, and discussions between i2 User Group leaders and i2 executive teams, Directions 2008, scheduled for November 5-7 in Dallas, has been cancelled. The pending acquisition of i2 by JDA, and the unknown timing of its closure, made it difficult for the groups to finalize an agenda and for customers to make the decision to travel to the event, prompting this decision.

As with other JDA acquisitions, the User Group of the acquired company will have a voice within the JDA organization. It would be JDA’s desire to incorporate the i2 user community into all facets of JDA’s user community. JDA has a strong history of providing its users with many opportunities to help further influence the enhancement of its solutions and products and will continue that tradition with i2 customers. JDA’s overall goal is to successfully incorporate the user community of both companies for the good of the company and customers.

JDA’s current User Group today is not an independently operated organization. JDA’s User Group does have an elected customer board of user group officers and an official charter and bylaws. The JDA User Group’s officers consist of a president, two vice presidents and an administrative director who serve two-year terms. The JDA User Group consists of over 30 Special Interest Groups (SIGs) that are aligned by product. JDA welcomes the fact that i2 also has vertical/industry SIGs as part of its structure, something JDA would intend to incorporate going forward. Each of the JDA SIGs have a customer-elected SIG chairperson and a corresponding JDA SIG manager for that group. The SIGs prioritize and vote on product enhancements and provide input on other key decisions regarding the solutions.

11.	JDA’s business model is heavily focused on packaged software license revenue while i2 has moved to more of a consulting and managed services business model. How will JDA integrate these different business models?

JDA is currently evaluating the i2 business models and plans to incorporate those areas that are key to the customers and markets served and that help build the strongest company going forward. Services are not new to JDA. In fact, JDA has always had a high percentage of its revenue come from its services business. The original JDA company, founded by James D. Armstrong, company namesake and current chairman of the board, was called JDA Software Services and was a focused services company. So JDA views the services business as strategic and vital to JDA.

i2’s managed service and hosted service business is much more mature than JDA’s, and offers additional SaaS capabilities not provided by JDA today. JDA plans to leverage and learn from these models going forward. The importance of the Support and Services component of the go forward business and the attention that JDA will give it is evident in a key organizational announcement made internally on Friday September 5, based on the closing of this acquisition — that of Chris Moore’s position of EVP of Services, responsible for all services (including managed services) and support, reporting directly to Hamish Brewer.

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FAQs: JDA’s Pending Acquisition of i2
SECTION 4: Next Steps Until the Acquisition Closes
1.	What are the next steps between the announcement date of August 11, 2008 and the close of the acquisition, expected to be in the fourth quarter 2008?

JDA and i2 believe the pending transaction will deliver many benefits to the companies’ combined customers, stockholders and employees. Both companies share a commitment to work through the transitional details and any inevitable issues as efficiently and with as minimal disruption as possible. Teams from JDA and i2 will meet to develop transition plans for the newly combined company.

During the period prior to close, both companies will continue to operate in a “business as usual” mode, managing daily priorities and remaining focused on the needs of their respective customers and prospects.

If the closing does not occur by February 10, 2009, the merger agreement can be terminated at the request of either party. The timing of the closing depends on a number of factors, including the following: (a) whether the SEC reviews i2’s proxy; (b) the duration of regulatory review under the Hart-Scott-Rodino Antitrust Improvements Act; (c) the timing of i2’s stockholder meeting to approve the transaction; and (d) negotiations with the trustee on the indenture amendment, etc. JDA cannot say when all of these will take place. The waiting period under the Hart-Scott-Rodino Act is scheduled to expire on or about September 22, 2008.

2.	Will JDA or i2 speak about additional details around this pending acquisition?

JDA and i2 will maintain a “quiet period” until i2 has had its shareholder meeting to vote on this merger. This process could take 2-3 months. Until we are out of the quiet period, the only information available is from documents filed with the SEC and those posted on our public online resource page of our website at http://www.jda.com/i2-acquisition.asp.

3.	Can another company bid for i2?

JDA signed a binding, definitive merger agreement with i2 on August 10, 2008. There is always the chance that another company may make a superior offer while the acquisition is still pending and that i2’s Board may decide to accept that superior offer. Additionally, the stockholders of i2 may decide not to approve the transaction.

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FAQs: JDA’s Pending Acquisition of i2
SECTION 5: FAQs Specifically for Employees
1.	How will this acquisition benefit employees?

JDA values the deep intellectual capital of the two companies’ employees. JDA looks forward to bringing together the industry’s best minds in a stimulating work environment to ensure the ongoing innovation and enhancement to one of the industry’s most powerful combined solution suites. The combined company will:
•	Provide employees with the opportunity to work for a larger company with significantly increased earnings capacity and the financial wherewithal to maintain a competitive compensation and benefits environment

•	Create expanded opportunities throughout the company that enables employees to open new doors for career growth by taking on leadership roles and expanding skills across the entire supply and demand chain

•	Provide opportunity to gain new expertise or maximize current abilities with recognized industry-leading technologies and best practices

•	Increased opportunities to innovate and utilize creativity
2.	What can employees expect until the acquisition is closed? What are the milestones that have to occur?

It is expected that JDA’s acquisition of i2 will close in the fourth quarter of 2008 following major milestones which include HSR, Proxy filing and shareholder voting. Until the pending acquisition receives all of the necessary approvals and is closed, employees’ work should be performed “business as usual.” All employees should stay focused on meeting deadlines, customer commitments and daily responsibilities, under normal management.

The best thing that employees can do to support this transaction is to maintain the healthy and profitable operation of each company’s respective business prior to the final close of the transaction.

After closing, JDA feels confident that a detailed and thorough integration plan will be rapidly and successfully executed.

3.	Which i2 management will join JDA’s executive leadership team?

JDA has an established practice of incorporating management team members from companies it has acquired into its management team. While it is expected that a number of i2 executives will pursue other opportunities after the acquisition closes, JDA hopes to retain and expects to welcome a significant percentage of i2’s current management team to roles in the newly combined company.

4.	Where will the corporate headquarters be located?

The combined company will be headquartered in Scottsdale, Ariz. at JDA’s current world headquarters. JDA plans to continue operating i2’s corporate office in Dallas, Tex.

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FAQs: JDA’s Pending Acquisition of i2
In several of the cities that i2 has a branch office, JDA also has an office. For example, there is both a JDA and an i2 branch office operating in these major geographies: Australia, Japan, France, China, Spain, India and the United Kingdom.

To reduce costs while ensuring the best ongoing service to customers, JDA expects to combine some of these branch operations in the United States and internationally after the deal closes. JDA will give appropriate notice to employees who are impacted by office consolidation.

5.	What impact will i2’s operation in Bangalore, India, have on JDA’s Center of Excellence in Hyderabad?

i2 has successfully operated its own Center of Excellence in Bangalore for many years, providing first-class development, support and services to its customers worldwide. JDA expects that it will be able to leverage that experience and to learn from employees in Bangalore as it continues to grow the Center of Excellence in Hyderabad. JDA fully expects to continue to operate both facilities and to maximize the opportunities for knowledge sharing between the operations.

6.	Do you plan to close the JDA Dallas office and move the associates to the i2 office?

It is anticipated that JDA will close its Dallas office and move operations to i2’s office building on Luna Road in Dallas. There are about 300 people in the i2 Dallas office, so the JDA Dallas office would not be sufficient in size for a combined team. Additionally, the i2 office is a better all-around facility.

7.	Can we mention the pending acquisition if it’s not initiated by the customer?

There’s no reason why you can’t let customers/prospects know about the pending acquisition and the signing of the pending merger agreement; point them to the external JDA Web resource site so that they can read through the press release, the FAQs, view and hear presentations and other related materials and learn what they need to know. The key is to stick to the approved talking points and materials available to you.

8.	What opportunities are there to improve my skills and develop my career within JDA?

JDAPerform is JDA’s performance management program through which employees have an opportunity to manage their career development. Employees can identify the critical skills needed to move into other positions within the company or advance within their own department. They can then work with their manager to establish a development plan and work toward achieving the desired advancement through on-the-job development and courses, which can be taken through JDA Learn. In addition, the combination of the two companies may provide opportunities for employees to take on different roles and responsibilities inside the new company, due to the size of the new company and the addition of solutions and customers.

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FAQs: JDA’s Pending Acquisition of i2
9.	How many employees does i2 and JDA have worldwide?

i2 currently has approximately 1,300 employees worldwide. The largest concentrations of employees are in Bangalore, India (approximately 585) and Dallas, TX (approximately 330). The remainder of i2’s employees are located in various office locations throughout North America, EMEA and Asia-Pacific.

JDA currently has just over 1,700 employees worldwide. The largest concentrations of employees are in Scottsdale, AZ; Hyderabad, India; Rockville, Md.; Atlanta, Ga., and Bracknell, England. The remainder of JDA employees are located in various office locations throughout the Americas, EMEA and Asia-Pacific.

10.	Will there be changes in the workforce post acquisition?

Yes. As quickly as possible after the acquisition closes, i2 employees will be notified of their position in the new organization. JDA has a track record of successfully integrating sophisticated enterprise software companies and has found that the best practice is to combine departments into one operating unit soon after the deal closes to achieve synergies from the combined organization. As a result some duplicated positions will be eliminated.

11.	Will any JDA employees be reduced as a result of the acquisition?

JDA will seek to retain those employees from either company who are best qualified for the positions that will be available after the synergies for the combined organization are identified. As a result, certain JDA employees may be subject to reduction.

12.	When will I know if I have a position in the combined company and who my manager will be?

During this period between the announcement of the transaction and the closing, JDA will be reviewing the i2 organization and making a determination relative to how to optimize the combined organization going forward, including staffing levels. It is our practice to notify people of their status as soon as possible after the close. Once the new organization has been set, you will also be advised as to the name of your manager and the organizational structure for your department.

13.	Will I have the same title?

The grade structure and titles within JDA are somewhat different than those currently in i2. We will be working during the transition period to synchronize the two structures and apply a uniform structure to the entire organization.

14.	If I am not retained as an employee, what are the terms of my severance package?

As of the date of the closing of the transaction, JDA will apply its current severance guidelines to any U.S. employee who is terminated as a result of a reduction in force. Depending upon one’s grade level, you will be entitled to either 2, 3 or 4 weeks of pay for each year of service up to a maximum of either 20 or 30 weeks of pay. JDA intends to give the i2 employees credit for their service to i2 in determining the amount of severance that you would receive. If an associate has a retention agreement with i2 that provides for additional severance, JDA will honor the terms of that agreement. For non-U.S. employees, JDA will follow the legal requirements and JDA’s local practice in the applicable country.

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FAQs: JDA’s Pending Acquisition of i2
15.	What will be the difference between the severance and/or retention for i2ers versus JDA associates?

JDA prides itself on treating all associates fairly and equitably, whether or not they have become part of JDA through an acquisition. As a result, JDA’s severance guidelines and any retention agreements that may be put in place by JDA will be applied in the same manner whether an associate was a JDA or i2 associate prior to the close of the transaction.

16.	Will compensation and benefits change for i2 employees?

There will be no adjustments made to Base Compensation or On-Target Earnings (OTE) for i2 employees between now and the date the acquisition closes. JDA’s compensation plan normally includes a base salary, an incentive compensation component and a limited participation equity program. JDA also has a broad-based benefits program, including an Employee Stock Purchase Plan (ESPP).

JDA regularly reviews market conditions and incentive practices to maintain market competitiveness. This practice will continue under the combined organization.

17.	What happens to i2 stock options, performance shares and units, restricted stock units and restricted stock awards that had been previously granted to i2 employees?

All i2 stock options, performance shares and units, restricted stock units and restricted stock awards will be vested in full immediately upon the closure of the deal, which is expected to close in the fourth quarter of 2008. Stock options with an exercise price that is greater than the purchase price per share at the day of close will be cancelled. Those holders of stock options that have an exercise price less than the $14.86 purchase price per share will be entitled to receive in cash the difference between $14.86 and the exercise price per share at the closing of the merger. Those holders of restricted stock awards will be entitled to receive $14.86 per share at the closing of the merger. The amounts paid will be reduced by applicable withholding taxes.

18.	If I have a retention agreement in place with i2, will JDA honor it after the close?

Yes. JDA will honor current retention agreement that have been put in place by i2 if they are triggered.

19.	Will JDA be putting any retention bonuses in place for those not offered a position in the new company?

As a general practice, JDA does not offer retention bonuses to employees. As JDA assesses the organizational requirements for the combined organization and transition period it may choose to provide certain individuals with a retention bonus, in order to ensure that certain critical functions or knowledge are successfully transferred. However, we anticipate that such bonuses, if needed, would only be provided to a very limited group of people who will only be staying on as part of the transition period. If you are offered a retention bonus, for every

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FAQs: JDA’s Pending Acquisition of i2
month you are asked to stay on, you will receive an additional 1/2 month of base compensation upon completion of the transition period.

20.	Will I have to relocate if I accept a role in the combined organization?

JDA will look at the total combined organization, post-closing, to determine where there is a need for centralized operations. JDA expects to have open positions in Scottsdale and other offices around the world. These opportunities will be available for consideration to all associates in the newly combined company. Depending upon the location of the position that you are offered, you may be asked to move. However, with JDA’s commitment to maintaining an office in Dallas and the fact that there are many cities in which both companies have an office, the number of required relocations will likely be kept to a minimum.

21.	If I am offered a position in the company when do I have to decide whether or not I intend to accept it?

If you are offered a position with JDA after the close of the transaction, we would expect that you would advise us within one week of the offer.

22.	Can I apply for JDA openings if there isn’t a position for me after the close?

There are numerous openings for rewarding positions within JDA’s various locations. After the close, JDA encourages any i2 associate who may be interested in one of those openings to go to www.jda.com and submit a resume. JDA will also consider i2 associates who may be in positions that will be eliminated in the combined organization for other roles in the organization for which they have the qualifications.

23.	If I am offered a job with JDA but ultimately turn it down am I still entitled to severance?

No, unless you are asked to relocate and decide not to take the position due to the relocation.

24.	For U.S. Employees Only: Will JDA honor the 401K corporate match that was part of the i2 program through the end of the year? Is it through Fidelity?

JDA currently anticipates merging the i2 plan into the JDA plan after the close of the transaction. At that time JDA will apply its company match, which is 25% of individual contributions up to the IRS maximum for the year. For 2008, those under age 50 can contribute up to $15,500. For associates age 50 or over the 2008 limit is $20,500. The annual IRS maximum is a single amount and will take into account contributions made by an associate into either plan. For example, if you have contributed $12,000 into the i2 plan before the transaction closes, you would be limited to $3,500 of contributions into the JDA plan for the remainder of the year. JDA’s current plan is with Vanguard.

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FAQs: JDA’s Pending Acquisition of i2
25.	For U.S. Employees Only: What happens to Flex Spending accounts? Do I need to spend the money in my accounts before the deal closes? What if I lose my job — how will flex spending accounts be impacted?

JDA will continue to administer the Flexible Spending Accounts. There will be no impact to your accounts for the 2008 calendar year should you remain employed through JDA.

Should your employment terminate in 2008 the following is how your flexible spending accounts will be treated:

– Dependent Daycare — You will be able to submit claims up through March 31, 2009 for expenses incurred in 2008 towards dependent daycare costs.

– Medical Flexible Spending Account — You can submit claims through March 31, 2009 for expenses incurred prior to your termination date. Should you have additional medical flexible spending funds that you have not incurred expenses for through your termination date you can elect COBRA for the remainder of 2008 to continue to claim for expenses incurred from your termination date through the end of the 2008 calendar year.

26.	How do I escalate questions or concerns during the period before the transaction?

You should follow the normal communications channels that you have within i2 or JDA to have your questions answered. If your question requires some input from JDA, your senior management will solicit a response from the appropriate person in JDA.

27.	Does JDA have a Stock Purchase Program or other programs to encourage employees to have a small equity stake in the company?

JDA does offer a stock purchase program to associates. Qualifying Associates (non-executives in the company) can contribute up to 10% of their earnings toward the purchase of JDA shares and receive a 15% discount on the share price of JDA stock.

28.	When will we get definitive answers on possible changes to our benefit plans including insurance, vacation and everything else potentially affected by the pending acquisition?

Specific details will be provided as soon as possible after the close. Our companies have similar benefits programs. In fact, JDA’s insurance carrier in the US is the same as i2’s—United Healthcare—which should provide for a smooth transition. No changes will be made prior to the merger taking place.

29.	I am a foreign national. How does this acquisition affect my visa or pending green card?

If i2 is currently sponsoring your visa or green card application and you remain employed by JDA after the acquisition, JDA will continue to sponsor your application.

30.	Will I continue to receive my sales bonuses and/or commission?

Current plans for bonuses and commissions are not affected by the announced transaction and, to the extent that the bonuses become payable, they will be paid in accordance with the terms of the existing plan.

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FAQs: JDA’s Pending Acquisition of i2
31.	Will the 2008 i2 MICP bonus be paid?

Those participants of the MICP will receive a pro rata payout at the time of the merger. The payouts will be based on actual financial results of the company for the Corporate Wide Performance Factor (CWPF) portion of the bonus (pro-forma profitability, cash flow from operations and total bookings). The MBO portion of the bonus will be paid at 100 percent of the target. This pro rata bonus will be calculated based on the number of days from January 1, 2008 until the merger close date, divided by 365.

32.	What does JDA stand for?

JDA are the initials of James D. Armstrong, founder and current Chairman of the company. JDA began in 1978 as JDA Software Services in Calgary, Canada. In 1985 the Canadian company was sold and Mr. Armstrong, with a partner, formed the U.S.-based JDA Software Group in Cleveland, Ohio. JDA relocated its corporate headquarters to Arizona in 1987. JDA went public in 1996.

33.	How will JDA and i2’s Senior Management Team engage and work together in the coming months and weeks before the close of the acquisition?

Immediately following the announcement of the signing of the definitive merger agreement, JDA and i2 teams began a formal transition planning process that includes forums for communication as much as possible within acquisition transition guidelines. The goal is to share as much information as permissible and possible, build relationships, start to create ideas and plans for going forward — all of which require regular communications. This activity is not limited to senior management. In the past, JDA has experienced past success in the creation of functional integration teams consisting of team members throughout the company — these teams have already been identified and are in-process with weekly reports out to a Transition Planning Steering Committee. Overall project plans have been created and are driven by associates and sponsored by a member of senior management.

34.	Both JDA and i2 exhibit at NRF in January. What will happen to the i2’s exhibit space and i2’s participation?

Once the deal closes, JDA will work with NRF to leverage both booth spaces. The combined teams will work to develop plans that best leverage resources at the show, from a people, product and overall exhibit perspective. (Note: NRF occurs in New York City from January 11-14, 2009) At this time, we anticipate both JDA and i2 keeping their separate exhibit spaces on the floor. Once the deal closes, JDA will work together and with NRF to leverage both booth spaces, possibly assigning the i2 space — which is smaller - to be dedicated to a private meeting room with high profile external branding (last year JDA had over 70 pre-scheduled customer and prospect meetings while at NRF). The combined Events teams will work hand-in-hand to best leverage positioning and messaging and overall resources at the show, from a people, product and overall exhibit space perspective. In addition, JDA will leverage the opportunity to launch new positioning and creating ways to showcase i2 in JDA’s larger booth

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FAQs: JDA’s Pending Acquisition of i2
location and ensure seamless activities with i2 and JDA customers. For future years, both JDA and i2’s points will be combined by NRF, giving us additional leverage for next year’s show that will allow us even higher priority in site selection and sponsorships.

35.	Do JDA and i2 have similar corporate cultures?

Yes, both companies share many common attributes: the hiring of the brightest domain and industry experts possible; a focus on customers; a focus on developing innovative solutions for vertical supply chain challenges and employees that are highly driven with a desire to succeed.

JDA’s Guiding Principles:

JDA’s corporate culture is one that is customer focused and performance-driven. We seek to achieve excellence in all that we do and we recognize that our customers and our associates are responsible for our success. We are driven by our Guiding Principles, which are: Empowered, Effective, Excellent.
•	We are Empowered to do what is right for JDA.

•	We are Effective when we work as a team and act with integrity.

•	We are Excellent when we are innovative, challenge each other and recognize our success.
i2’s Core Values:
•	We are passionate about making our customers outrageously successful.

•	We achieve winning results with integrity, teamwork and accountability.

•	We hire, develop and excite the best and brightest people.

•	We champion high value and practical innovation.
36.	JDA employees are known as Associates. What are the advantages of being a JDA Associate?

An Exciting Future at JDA

JDA is an exciting place to work. Acquisitions such as this one enable us to extend our leadership position in the global market. Because JDA is publicly held, you’ll continue to have access to your company’s financial information and investor presentations to stay on top of all relevant information. With our ever-expanding solution suite, you’ll have new advancement opportunities in consulting services, customer support, education and training, product development, marketing, sales and more.

The Business Management Institute: Helping You Succeed

To develop, implement, support and market the world’s best software, takes the world’s best associates. That’s why JDA established the Business Management Institute (BMI). In addition to educating our customers and business partners, BMI can help you gain the necessary skills to advance your career at JDA. We encourage you to learn more at www.jda.com/Education.asp and www.jdalearn.com.

JDAPerform: Our Performance Management Business Model

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FAQs: JDA’s Pending Acquisition of i2
JDAPerform is a comprehensive Performance Management business model that reflects JDA’s active dedication to attracting and retaining world-class associates. The model flows from JDA’s vision, mission and guiding principles. It defines performance processes that allow JDA to measure, manage, develop and reward associate performance in support of JDA’s goals. JDAPerform reflects a customer-centric way of looking at how associates work, based upon the concept of roles and competencies.

JDA Performer: Recognizing JDA’s Associates

JDA Performer is a peer-to-peer recognition process that encourages the recognition of JDA associates by their peers, as well as the customers that we serve. Associates receive public acknowledgment of their extraordinary contribution and have the chance to receive cash awards and an opportunity to contribute to a charity of their choice. Through the JDA Performer process, associates are encouraged to recognize their fellow associates when they go above and beyond and to contribute to the communities in which we operate.
SECTION 6: Specific Communication Protocol Guidelines and Restrictions
1.	What is the Quiet Period for the pending acquisition?

The quiet period for the pending i2 acquisition is currently in effect and will last until i2 has had its shareholder meeting to vote on this merger. According to the attorneys, this process could take another two to three months. We will inform you when the quiet period has ended. The bottom line is that individuals from both companies must follow these rules until told otherwise.

2.	What are the guidelines surrounding the Quiet Period?

The attorneys have advised that most companies in a quiet period — because of a pending acquisition — severely limit their written communication on the pending acquisition until i2 has had its shareholder meeting to vote on this merger and we have informed you of the termination of the quiet period. Most companies only make public the press release, external frequently asked questions and replay of the analyst conference call, including i2’s filing of its proxy statement with the SEC in connection with its solicitation of shareholder approval of the transaction Associates MAY NOT send out any other documents pertaining to the pending acquisition to any parties.

3.	What and how will JDA and i2 be communicating the pending acquisition to customers?

A letter will be sent from Hamish Brewer to JDA customers and from Dr. Pallab Chatterjee to i2 customers respectively, regarding the acquisition. Attached to the letter will be a copy of the acquisition announcement press release and the External FAQs, Customers are encouraged to visit each company’s respective web site for more details.

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FAQs: JDA’s Pending Acquisition of i2
4.	Who are the appropriate JDA and i2 spokespeople that I should refer questions to?

The following JDA and i2 executives are the official spokespeople for this acquisition:
•	Questions from Investors and Wall Street Analysts:
o	Kris Magnuson, EVP/CFO, JDA

o	Tom Ward, Director of Investor Relations, i2
•	Questions from Press:
o	KK Walker, Director of Communication, JDA

o	Beth Elkin, Senior Director of Marketing, i2
•	Questions from Customers and Industry Analysts:
o	Larry Ferrere, SVP Product Management and Chief Marketing Officer, JDA

o	Beth Elkin, Senior Director of Marketing, i2 (Customers)

o	Guy Courtin, Director of Analyst Relations, i2 (Industry Analysts)
•	Questions from Employees:
o	Brian Boylan, SVP of HR, JDA

o	Nancy Litzler, VP Human Resources, i2
SECTION 7: Talking Points for External Questions
When speaking to any external audiences about the pending acquisition, refer to the sample Q&A below. Do not deviate from these points or the above external FAQs as they have been legally reviewed. Other external documents you may refer to include the Press Release announcing the pending acquisition and the external portion of the FAQ document. If you have any questions, please contact Larry Ferrere (JDA) or Beth Elkin (i2).
JDA Software Group to Acquire i2 Technologies
Talking Points for Associates
Q — Why is JDA acquiring i2?
•	This is a very synergistic combination because it lines up with JDA Software’s strategic objectives to:
o	expand our strong leadership in supply chain solutions

o	extend our advanced optimization expertise — across a broader market and additional targeted constituents involved in the global supply chain

o	provide greater connectivity of all participants in the supply chain — from supplier to customer

o	offer additional solutions to drive greater value for our customers, and

o	provide JDA additional scale
Q — Isn’t there a lot of overlap with what i2 does and what JDA already offers in the market?
•	JDA’s established market leadership, beyond its retail industry roots, has been in the consumer goods, process manufacturing and transportation management (for shippers). i2 has long been regarded as one of the leading providers of advanced planning and optimization solutions to the discrete manufacturing market as well as the transportation industry (carriers and 3PLs as well as high volume shippers), and only recently has focused on expanding and building its capabilities in retail.

•	Actually, when you look deeper, there are tremendous synergies between the respective company’s solutions and technology as well as markets served. Over 130 companies already today use solutions from both JDA and i2.

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FAQs: JDA’s Pending Acquisition of i2
Q — What synergies and additional benefit does i2 bring to JDA?
•	i2’s supply chain planning and optimization solutions are more focused and successful in the discrete manufacturing markets, where JDA has been more focused on the process manufacturing and retail markets as well as specific services industries.

•	i2’s Transportation solutions complement JDA’s existing solutions by providing additional Transportation Modeling, Transportation Procurement and capabilities. i2 also serve the carrier and 3PL markets which JDA does not.

•	i2’s Transportation solutions are also available through subscription SaaS and managed service offerings — which JDA does not offer today — allowing us to more effectively compete with Nistivo/Sterling, TransPlace, and others.

•	i2 has predominantly been successful selling into the Tier 1 market. JDA has established a long and successful tradition of selling into both Tier 1 and Tier 2 markets. JDA expects to expand the sales of i2 products through the following:
o	cross sell both applicable JDA and i2 solutions to the more than 6000 existing customers

o	better penetrate the total addressable manufacturing, distribution and retail markets

o	leverage JDA’s success in Tier 2 for increased penetration and success for i2 solutions
•	This alignment translates into substantial synergies that will transform JDA’s earnings power over time and accelerate solution innovation in order for both companies’ more than 6,000 customers to increase the value of their software investments.
Q — What synergies and additional benefit does JDA bring to i2?
•	JDA’s retail supply chain solutions dominate the retail industry and success in the process manufacturing industry, create an end-to-end reach when combined with i2’s strength in the discrete manufacturing industry and varied transportation solutions that compliment JDA’s proven transportation solutions.

•	JDA’s Enterprise Architecture is complementary to i2’s Business Process Platform with J2EE standards, relational database standards, multi-dimensional capabilities and extensible data models.

•	i2 has predominantly been successful selling into the Tier 1 market. JDA has established a long and successful tradition of selling into both Tier 1 and Tier 2 markets.

•	We anticipate this alignment to translate into substantial synergies that will transform JDA’s earnings power over time and accelerate solution innovation in order for both companies’ more than 6,000 customers to increase the value of their software investments.

•	Today, over 130 customers worldwide have purchased both JDA and i2 products - approximately 40 in retail, over 90 in manufacturing and several in the services industries. We believe this is clear proof that we are simply bringing together what the market wants.
Q — Will JDA still support all the JDA and i2 products after the acquisition closes?
•	JDA has completed 10 acquisitions since 1998. With these acquisitions, JDA has gained the knowledge and reputation within the industry of not only supporting the solutions it acquires but enhancing those solutions to create more value for its customers.

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FAQs: JDA’s Pending Acquisition of i2
•	Roadmap plans for both the JDA and i2 solutions will be communicated to all customers following the completion of due diligence and analysis by both teams after a reasonable time following the closing of the acquisition.

•	In short, JDA’s plan, strategy and track record is that it will develop a path forward with the JDA and i2 solutions that best serves its customers.

•	Aligning both functional and technical synergies will enable JDA to innovate faster, be even more flexible, and focus on solutions that will allow customers to further leverage their software investments.

•	The JDA and i2 platforms have complementary technical capabilities that will be leveraged. JDA’s technical focus has been scalability. i2 technology focused has been on its Business Process Platform (BPP).

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FAQs: JDA’s Pending Acquisition of i2
APPENDIX 1: About JDA Software (Pre Acquisition)

ABOUT JDA SOFTWARE	JDA® Software Group, Inc. (NASDAQ: JDAS) is focused on helping companies realize real supply chain and revenue management results — fast. JDA Software delivers integrated merchandising as well as supply chain and revenue management planning, execution, and optimization solutions for the consumer-driven supply chain and services industries. Through its industry leading solutions, leading manufacturers, distributors, retailers, and services companies around the world are growing their businesses with greater predictability and more profitably. For more information on JDA Software, visit www.jda.com or contact us at info@jda.com or call +1.800.479.7382.

YEAR FOUNDED	Jim Armstrong, JDA’s Chairman co-founded the U.S.-based JDA Software in 1985.

YEAR PUBLIC	In March 1996, JDA began trading on the NASDAQ stock exchange under symbol JDAS.

REVENUES	• $373.6 million for the 12-month period of January 1 through December 31, 2007

• $185.7 million for the 6-month period of January 1 through June 30, 2008

EMPLOYEES	More than 1,700 located worldwide

JDA SOLUTION OFFERINGS
•     Supply & Demand Optimization: Enable the management and optimization of supply and demand chain convergence into the Customer-Driven Value Chain — from strategic network design, to operational planning, to tactical event detection and resolution. JDA’s Supply & Demand Optimization solutions drive reduced operational costs and increased top line revenues by consolidating and integrating functionality that supports planning; assortment and category management; demand forecasting; allocation and replenishment; advertising, promotion and trade funds management; price and promotion optimization; and manufacturing planning and scheduling across the value chain.

•     Revenue Management: Provides demand management and pricing and optimized revenue management for the travel, transportation, hospitality and media industries, in which products are perishable and optimizing utilization is critical.

•     Contract Manufacturing: Designed to improve throughput by leveraging and focusing organizational agility and lean operations, providing a complete plant operations and accounting system foundation for companies that manufacture or remanufacture sophisticated equipment.

•     Merchandise Operations: Manages inventory, a company’s largest asset and costliest investment, and the movement of merchandise through the Customer-Driven Value Chain — including buying and receiving, counting, returning to vendor, transferring between location, and customer sales and returns — driving profitable replenishment and optimizing the merchandise management process.

•     Store Systems: Provides multi-channel value chain and enterprise visibility, and empowers operational teams to speed transactions at the point of sale, handle back office duties, decrease labor management costs and drive customer loyalty programs. Enables a company to operate like a finely tuned chain while executing at the store level.

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•     Transportation & Logistics Management: Optimally plans and executes the strategic, operational and tactical components that support the movement of goods and ensures that the products arrive at the customer site on-time and on-budget. Integrates transportation and logistics functions to create a global command and control center for all transportation activities.

• Performance Management: Provides a common user experience and navigation as well as workflow enablement, guided analysis and advanced analytics to deliver a truly integrated solution.

•     Enterprise Architecture: Delivers unrivaled performance and scalability using a common platform for true value chain optimization. Industry-leading grid computing framework with fault-tolerant architecture ensures data is always ready to go, drives alignment across JDA solutions and simplifies deployment and administration to improve competitive edge while lowering total cost of ownership.

•     Services, Support and Education: Provides world-class implementation and strategic consulting services; 24/7 customer support; plus strategic, functional, technical and developer education offered in the classroom and via the Internet.

EXECUTIVE & SENIOR	• Hamish Brewer, Chief Executive Officer

MANAGEMENT TEAM	• Kristen L. Magnuson, Executive Vice President and Chief Financial Officer

• Christopher J. Koziol, Chief Operating Officer

• Philip Boland, Senior Vice President, Worldwide Consulting Services

• Brian Boylan, Senior Vice President, Human Resources

• G. Michael Bridge, Senior Vice President, General Counsel

• Arnaud Decarsin, Regional Vice President, Sales, Europe, Middle East & Africa Operations

• Tom Dziersk, Senior Vice President, Americas

• Larry Ferrere, Senior Vice President, Product Management and Chief Marketing Officer

• David Johnston, Senior Vice President, Supply Chain

• David King, Senior Vice President, Product Development

• Stephen McNulty, Regional Vice President, Asia Pacific Operations

• Chris Moore, Senior Vice President, Client Support Services

• Wayne Usie, Senior Vice President, Retail

OUR CUSTOMERS	Over 5,700 manufacturing, wholesale distribution, retail and service industry customers in 60 countries; with revenues ranging from $100 million to multi-billion dollars.

HEADQUARTERS & OFFICES	Headquarters 14400 N. 87th Street, Scottsdale, AZ 85260-3649, Tel: 480-308-3000

U.S. Offices, Total: 10 — Rockville, MD; Andover, MA; Ann Arbor, MI; Atlanta, GA; Bentonville, AR; Chicago, IL; Dallas, TX; Parsippany, NJ; San Jose, CA; Calabasas, CA.

International Offices, Total: 23 — Major cities in Australia, Brazil, Canada, Chile, France, India, Italy, Japan, Malaysia, Mexico, Norway, People’s Republic of China, Singapore, Spain and UK.

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FAQs: JDA’s Pending Acquisition of i2
APPENDIX 2: About i2 (Pre Acquisition)

ABOUT i2 TECHNOLOGIES	Throughout its 20-year history of innovation and value delivery, i2 has dedicated itself to building successful customer partnerships. As a full-service supply chain company, i2 is uniquely positioned to help its clients achieve world-class business results through a combination of consulting, technology, and managed services. i2 solutions are pervasive in a wide cross-section of industries; 21 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

YEAR FOUNDED	Sanjiv Sidhu, i2’s Chairman Emeritus, founded i2 in 1988.

YEAR PUBLIC	On April 26, 1996 i2 began trading on the NASDAQ Stock Exchange under the symbol ITWO.

REVENUES	• $260.3 million for the 12-month period of January 1 through December 31, 2007

• $127.3 million for the 6-month period of January 1 through June 30, 2008

EMPLOYEES	1,300

i2 APPLICATIONS (please refer to i2.com for more detail)	i2 solutions are geared toward solving customers’ specific business objectives. Each one of i2’s solutions is built upon industry best practices and leverages the knowledge of years of experience with thousands of implementations. i2 solutions integrate with data, processes, and systems belonging to suppliers, customers, distributors, carriers, partners and contract manufacturers.

The i2 solution footprint covers the key capabilities of Demand and Supply Planning, Transportation and Distribution Management, Retail Planning Solutions, Execution, Collaboration and Visibility, and Supplier Relationship Management. Each of these solutions provides deep functional capabilities combined with industry-leading best practices to enable high value business solutions.

But how do companies put these solutions into action in the unpredictable modern business landscape? The i2 Agile Business Platform, a unique service-oriented architecture, is designed specifically to meet the requirements of the new generation of supply chain management. The platform includes a technology layer of services such as XML data modeling, a business process workflow engine, and a business programming language.

In addition there is a layer of core business functionality that provides capabilities such as plan management, execution management, visibility, and collaboration. A company can simply “plug in” its existing i2 products into the platform to provide and extract critical data to make more informed decisions. The platform also accepts input from legacy and ERP applications.

Using workflows—easy-to-use programming capabilities based on i2’s industry domain expertise—i2 customers are able to leverage the power of the i2 Agile Business Process Platform to automate solutions.

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FAQs: JDA’s Pending Acquisition of i2

i2 CUSTOMERS	• More than 500

SENIOR MANAGEMENT TEAM	• Dr. Pallab Chatterjee, Chief Executive Officer

• Michael Berry, Executive Vice President & Chief Financial Officer

• Hiten D. Varia, Executive Vice President, Global Customer Operations & Chief Customer Officer

• Steve Estrada, Senior Vice President and Chief Marketing Officer

• John Harvey, Senior Vice President, General Counsel and Corporate Secretary

• Surku Sinnadurai, Chief Information Officer & Managing Director i2 India

• Aditya Srivastava, Chief Technology Officer & Senior Vice President, Research & Development

HEADQUARTERS & OFFICES	i2 headquarters is located at One i2 Place, 11701 Luna Road, Dallas, Texas 75234. The Company has offices in North America, Europe and Asia Pacific.

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FAQs: JDA’s Pending Acquisition of i2
APPENDIX 3: LEGAL LEGENDS
“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
These Frequently Asked Questions contain forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained herein include statements about the consummation of the pending merger of JDA Software Group, Inc. (“JDA”) and i2 Technologies, Inc.(“i2”), future financial and operating results of the combined company and benefits of the pending merger. Factors that could cause actual results to differ materially from those described herein include: (a) JDA’s ability to leverage the i2 products to enable it to further expand its position in the supply chain market; (b) JDA’s ability to successfully integrate and market the i2 products; (c) JDA’s and i2’ ability to obtain regulatory approvals; and (d) JDA’s and i2’ assumptions regarding the future financial and operating results of the combined company if JDA and i2 successfully complete the merger. Additional information relating to the uncertainty affecting the businesses of JDA and i2 as well as certain risk associated with the pending merger between JDA and i2 are contained in the respective filings with the SEC, including the Proxy Statement referred to below. Neither JDA nor i2 is under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
In addition to the specific risks identified in the preceding paragraph, mergers involve a number of special risks, including diversion of management’s attention to the assimilation of the technology and personnel of acquired businesses, costs related to the merger, the integration of acquired products, technologies and employees into JDA’s business and product offerings, and the risk that the merger is not consummated. Achieving the anticipated benefits of the pending merger will depend, in part, upon whether the integration of the acquired products, technology, or employees is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The difficulties of such integration may be increased by the necessity of coordinating geographically disparate organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining different corporate cultures. The inability of management to successfully integrate the business of the two companies, and any related diversion of management’s attention, could have a material adverse effect on the combined company’s business, operating results and financial condition.
Caution Required by Certain SEC Rules
In connection with the proposed transaction, i2 has agreed to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement soliciting approval for the proposed transaction. The Proxy Statement will contain important information about the proposed transaction and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The Proxy Statement will be mailed to the stockholders of i2. Investors and security holders may obtain free copies of this document (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by going to i2’s Investor Relations page on its corporate website at www.i2.com/investor or by directing a request to i2 at One i2 Place, 11701 Luna Road, Dallas, Texas 75234, Attention: Investor Relations (telephone: 469-357-1000).

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FAQs: JDA’s Pending Acquisition of i2
i2, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of i2 in connection with the transaction described herein. Information regarding the special interests of i2’s directors and executive officers will be included in the Proxy Statement described above. Additional information regarding these directors and executive officers is also set forth in i2’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2008 and Annual Report on Form 10-K filed with the SEC on March 17, 2008. These documents are available free of charge at the SEC’s website at www.sec.gov. i2’s filings are available free of charge on i2’s corporate website at www.i2.com/investor on its investor relations page or by telephone (469-357-1000).
JDA may be deemed to have participated in the solicitation of proxies from the stockholders of i2 in favor of the proposed transaction described herein. Information regarding JDA’s directors and executive officers is set forth in JDA’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 11, 2008 and Annual Report on Form 10-K filed with the SEC on March 14, 2008. These documents are available free of charge at the SEC’s website at www.sec.gov and on JDA’s corporate website at www.jda.com on its investor relations page.

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